Global Self Storage Reports Third Quarter and Nine-Month 2016 Results

New York, NY – November 14, 2016 – Global Self Storage, Inc. (NASDAQ: SELF), a real estate investment trust (REIT) that owns and operates self storage facilities, reported results for the quarter and nine months ended September 30, 2016.

Q3 2016 Highlights vs. Q3 2015

•	Combined store (non same-store and same-store) revenues increased 16.9% to $1.35 million
•	Combined store net operating income (NOI) increased 12.5% to $826,000
•	Combined net leasable square footage at quarter end increased 34.4% to 652,813
•	Same-store revenues increased 7.7% to $1.24 million
•	Same-store NOI increased 3.8% to $762,000
•	Same-store average overall square foot occupancy improved to 91.4% from 89.3%
•	Maintained quarterly dividend of $0.065 per common share
•	Completed the acquisition of self storage facilities in Lima, Ohio for $5.3 million and Fishers, Indiana for $7.7 million

Nine Months Ended September 30, 2016 Highlights vs. Nine Months Ended September 30, 2015
•	Combined store revenues increased 10.8% to $3.69 million
•	Combined store NOI increased 10.3% to $2.19 million
•	Same-store revenues increased 7.6% to $3.58 million
•	Same-store NOI increased 7.1% to $2.12 million
•	Distributed dividends of $0.195 per common share consistent with the first nine months of 2015

Management Commentary
"The third quarter of 2016 was highlighted by the accretive acquisition of two self storage facilities, which brings the total number of stores in our portfolio to nine," said president and chief executive officer of Global Self Storage, Mark C. Winmill. "We are confident that our professional management and best practices can improve operations and expand profitability at each of these stores over time."

"Our strong top-line growth and increased same-store occupancy rates reflects the execution of our business strategy which focuses on providing a best-in-class customer experience while striving to attract high quality tenants."

"Looking forward, we remain well capitalized to execute our growth strategies which include increasing the square footage of our existing stores as well as acquiring additional stores. In fact, during the quarter we made significant progress on the 44,260 square foot expansion at our Bolingbrook store and we expect to begin leasing those new units by year-end. Further, we have begun evaluating our Merrillville store for expansion potential. On the acquisition front, opportunities remain in secondary and tertiary cities in our target markets where we believe new development activity will be muted compared to the primary markets and urban centers."

"Altogether we are pleased with our progress and believe we are well positioned within the market for future growth."

Combined Same-Store and Non Same-Store Results for the Three Months Ended September 30, 2016
For the three months ended September 30, 2016, combined store revenues increased 16.9% to $1.35 million compared with $1.15 million for the same period in 2015. The increase was driven by a 37.4% increase in net leased square footage at the period end when compared to one year ago.

Combined operating expenses in the third quarter of 2016 totaled $523,000 compared with $419,000 in the third quarter of 2015. The increase was driven by higher marketing expenses, on-site property manager payroll and property taxes.

For the third quarter of 2016, combined NOI increased 12.5% to $826,000 compared with $734,000 for the same year ago period. The increase was a result of the increase in combined revenues which was offset by an increase in combined operating expenses.

Same-Store Results for the Three Months Ended September 30, 2016
The company's same-store portfolio for the three-month period ended September 30, 2016 included seven of its nine stores, representing 92% of store net operating income for the quarter.

For the three months ended September 30, 2016, same-store revenues increased 7.7% to $1.24 million compared with $1.15 million for the same period in 2015. The increase was driven by a 5.3% increase in total annualized revenue per leased square foot and a 2.3% increase in average overall square foot occupancy.

Same-store operating expenses in the third quarter of 2016 totaled $479,000 compared with $419,000 in the third quarter of 2015. The increase was primarily driven by higher marketing expenses, on-site property manager payroll, and property taxes. On a sequential basis, same-store operating expenses were down slightly from $484,000 in the second quarter of 2016.

For the third quarter of 2016, same-store NOI increased 3.8% to $762,000 compared with $734,000 for the same year ago period. The increase was primarily attributable to the increase in same-store revenues which was offset by an increase in same-store operating expenses.

Same-store occupancy at September 30, 2016 increased 2.3% to 91.4% from 89.3% at September 30, 2015. The increase was primarily attributable to internet marketing initiatives and increased customer service efforts which appeared to drive brand loyalty and word-of-mouth referrals.

Company Operating Results for the Three Months Ended September 30, 2016
General and administrative expenses totaled $394,000 during the three months ended September 30, 2016 compared with $354,000 during the prior quarter and $251,000 during the three months ended September 30, 2015. The increases were primarily driven by higher legal, accounting, compliance, consulting, and Nasdaq listing fees.

Business development and property acquisition costs for the third quarter of 2016 totaled $239,000.

Interest expense for the three months ending September 30, 2016 was $220,000 compared with $0 for the same year ago period resulting from the company's property-secured $20 million loan in June 2016.

Funds from operations (FFO) totaled approximately $19,000, or $0.00 per common share, in the third quarter of 2016.

Net loss totaled $217,000, or $(0.03) per common share, in the third quarter of 2016.

Combined Same-Store and Non Same-Store Results for the Nine Months Ended September 30, 2016
For the nine months ended September 30, 2016, combined store revenues increased 10.8% to $3.69 million compared with $3.33 million for the nine months ended September 30, 2015. The increase was driven by a 37.4% increase in net leased square footage at the period end when compared to one year ago.

Combined operating expenses in the first nine months of 2016 totaled $1.50 million compared with $1.35 million in the first nine months of 2015. The increase was primarily driven by higher marketing expenses, on-site property manager payroll, and property taxes.

For the first nine months of 2016, combined store net operating income increased 10.3% to $2.19 million compared with $1.98 million for the same year ago period. The increase was a result of the increase in combined revenues offset by an increase in combined operating expenses.

Same-Store Results for the Nine Months Ended September 30, 2016
The company's same-store portfolio for the nine-month period ended September 30, 2016 included seven of its nine stores, representing 97% of store net operating income for the period.

For the nine months ended September 30, 2016, same-store revenues increased 7.6% to $3.58 million compared with $3.33 million for the same period in 2015. The increase was driven primarily by a 5.2% increase in total annualized revenue per leased square foot and a 2.3% increase in average overall square foot occupancy.

Same-store operating expenses in the first nine months of 2016 increased 8.4% to $1.46 million compared with $1.35 million for the same period in 2015. The increase was primarily attributable to higher marketing expenses, on-site property manager payroll, and property taxes.

For the first nine months of 2016, same-store net operating income increased 7.1% to $2.12 million compared with $1.98 million for the same year ago period. The increase was primarily attributable to the increase in same-store revenues which was offset by an increase in same-store operating expenses.

Same-store occupancy at September 30, 2016 increased 2.3% to 91.4% from 89.3% at September 30, 2015. The increase was primarily attributable to internet marketing initiatives and increased customer service efforts which appeared to drive brand loyalty and word-of-mouth referrals.

Company Operating Results for the Nine Months Ended September 30, 2016
General and administrative expenses totaled $1.06 million during the nine months ended September 30, 2016 compared with $0.88 million during the same period in 2015. The increase was primarily driven by higher legal, accounting, compliance, consulting, and Nasdaq listing fees.

Business development and property acquisition costs for the first nine months of 2016 totaled $398,000.

Interest expense for the nine months ending September 30, 2016 was $237,000 compared with $0 for the same year ago period resulting from the company's property-secured $20 million loan in June 2016.

FFO totaled approximately $415,000, or $0.06 per common share, in the nine-month period ending September 30, 2016.

Net loss totaled $181,000, or $(0.02) per common share, in the nine-month period ending September 30, 2016.

Dividends
On September 1, 2016, the company declared a quarterly dividend of $0.065 per common share, consistent with the quarterly dividend from a year ago and last quarter.

For the nine months ended September 30, 2016, the company paid dividends totaling $0.195 per common share, consistent with the nine months ended September 30, 2015.

Balance Sheet
At September 30, 2016, cash, cash equivalents and marketable securities totaled $10.9 million compared with $25.9 million at June 30, 2016 and $7.8 million at December 31, 2015. The decrease was primarily driven by the recent store acquisitions which were finalized during the third quarter of 2016.

For more information on the company's quarterly results, including financial tables, please refer to the company's Form 10-Q filed today.

About Global Self Storage
Global Self Storage, Inc. is a self-administered and self-managed REIT focused on the ownership, operation, acquisition, development and redevelopment of self storage facilities in the United States. The company's self storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. It currently owns and operates, through its wholly owned subsidiaries, nine self storage properties located in New York, Pennsylvania, Illinois, Indiana, South Carolina, and Ohio. For more information, go to http://ir.globalselfstorage.us or visit our self storage customer site at www.globalselfstorage.us.

Same Store Self Storage Operations Definition
Global Self Storage considers their same-store portfolio to consist of only those facilities owned and operated on a stabilized basis at the beginning and at the end of the applicable periods presented. The company considers a facility to be stabilized once it has achieved an occupancy rate that it believes, based on its assessment of market-specific data, is representative of similar self-storage assets in the applicable market for a full year measured as of the most recent January 1 and has not been significantly damaged by natural disaster or undergone significant renovation. The company believes that same-store results are useful to investors in evaluating its performance because they provide information relating to changes in facility-level operating performance without taking into account the effects of acquisitions, developments, or dispositions. At September 30, 2016, the company owned 7 same-store facilities and 2 non-same-store facilities.

Non-GAAP Disclosures
This release contains metrics that may not be a full and complete financial representation of the company's results in accordance with U.S. generally accepted accounting principles ("GAAP"), but is rather a non-GAAP summary of certain of its self-storage properties' financial highlights. Funds From Operations ("FFO") is a Non-GAAP financial metric and is defined by the National Association of Real Estate Investment Trusts, Inc. as a REIT's net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the company believes that to further understand the performance of its self-storage properties, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the company's financial statements.

Net operating income or "NOI" is defined as net property earnings before general and administrative expenses, interest, taxes, depreciation and amortization. We believe NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, determining current property values, evaluating property performance and in comparing period-to-period and market-to-market property operating results. In addition, we believe the investment community utilizes NOI in determining operating performance and real estate values, and does not consider depreciation expense because it is based upon historical cost. NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.

Cautionary Note Regarding Forward Looking Statements
Certain information presented in this press release may contain "forward-looking statements" within the meaning of the federal securities laws. Forward looking statements include statements concerning the company's plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward looking statements can be identified by terminology such as "believes," "expects," "estimates," "may," "will," "should," "anticipates" or "intends," or the negative of such terms or other comparable terminology, or by discussions of strategy. The company may also make additional forward looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the company or on its behalf, are also expressly qualified by these cautionary statements. All forward-looking statements, including without limitation, the company's examination of historical operating trends and estimates of future earnings, are based upon the company's current expectations and various assumptions. The company's expectations, beliefs and projections are expressed in good faith and it believes there is a reasonable basis for them, but there can be no assurance that the company's expectations, beliefs and projections will result or be achieved. All forward looking statements apply only as of the date made. The company undertakes no obligation to publicly update or revise forward looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Contacts:
Global Self Storage, Inc.
Mark C. Winmill
President and Chief Executive Officer
mwinmill@globalselfstorageinc.com
1-212-785-0900, ext. 201

Liolios Investor Relations
Michael Koehler
SELF@liolios.com
1-949-574-3860